Exhibit 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Allison Beach	Joe Calabrese
	Chief Financial Officer	Media Contact	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(212) 827-3772

BRAEMAR HOTELS & RESORTS ANNOUNCES

INITIATION OF SALE PROCESS

DALLAS, August 26, 2025 – The Board of Directors of Braemar Hotels & Resorts Inc. (“Braemar” or the “Company”) (NYSE: BHR) today announced that it is initiating a process for the sale of the Company.

The Board of Directors of the Company formed a Special Committee comprised solely of independent and disinterested directors to explore a range of strategic alternatives, aimed at maximizing both near- and long-term shareholder value. After reviewing various strategic options to maximize value for shareholders, the Board has determined that it is in the best interests of the Company and its shareholders to pursue a sale of the Company. Accordingly, the Company, together with its financial advisor, Robert W. Baird & Co. Inc. (“Baird”), is initiating the sale process immediately, including soliciting interest from potential buyers and coordinating customary information sharing.

Braemar’s predominantly luxury hotel portfolio has consistently achieved the highest RevPAR among publicly traded lodging REITs, reflecting its strong market positioning. Luxury properties, like those in Braemar’s portfolio, have historically led RevPAR growth due to their prime locations and limited competitive supply. The portfolio includes nine resort and five urban properties, operated under respected brands such as Ritz-Carlton Reserve, Four Seasons, Ritz Carlton, Park Hyatt, Autograph Collection by Marriott, Hilton, and Sofitel. The Braemar portfolio is performing extremely well with year-to-date RevPAR growth of 2.9% through June 30, 2025 while the overall U.S. Hotel Industry achieved RevPAR growth of 0.8% through June 30, 2025, according to STR.

The high-quality nature of the Company’s portfolio has attracted multiple activist investors over the years. It is not believed that a luxury RevPAR lodging REIT like Braemar can flourish in today’s market environment due to the historically low EBITDA multiple lodging REITs are achieving as well as the ongoing activism the Company has received. This same dynamic occurred with Strategic Hotel & Resorts, another luxury lodging REIT that after several years of undervaluation and activism, explored strategic alternatives and ultimately was sold in an all-cash transaction.

Richard Stockton, CEO of Braemar Hotels & Resorts, said, “We’ve built a high-quality portfolio that is well-positioned to attract significant interest from private market buyers. With improving economic conditions, continued strength in industry performance, limited new room supply, and healthy consumer spending, I believe we are entering a favorable environment for a potential sale.”

In conjunction with this process, Braemar and its external advisor, Ashford Inc. (“Ashford”), have executed a letter agreement (“Letter Agreement”) with respect to the Fifth Amended and Restated Advisory Agreement, dated as of April 13, 2018 (as amended, the “Advisory Agreement”) pursuant to which the parties agree that, while a fair and reasonable calculation of all amounts due from the Company to Ashford would be significantly higher, Ashford has agreed to accept $480 million (the “Company Sale Fee”) in the context of a transaction that results in a change of control of the Company that terminates the Advisory Agreement. This amount is a material discount from what would otherwise be due and payable according to the calculation within the Advisory Agreement.

The most significant portion of the Company Sale Fee is calculated as a multiple of the net earnings of Ashford derived from the Advisory Agreement (the “Net Earnings”). In the Company’s 2021 first quarter Form 10-Q, the Company reported Net Earnings of $13.4 million. Based on that amount, and the other computational inputs relevant at that time, the termination fee payable to Ashford would have been approximately $224 million at that time. Due to the significant growth of the Company’s portfolio, among other factors, the Net Earnings as of March 31, 2025 was $38.7 million. However, as a result of the negotiations between the parties, the agreed upon Company Sale Fee of $480 million implies lower net earnings of $32.1 million. The calculated amounts are shown in the table below.

Braemar Company Sale Fee Calculation

($ in millions)

	TTM as of	TTM as of
	Q1 2021 (1)	Q1 2025
Advisory Revenues*	19.0	30.0
Advisory Expenses	(10.5)	(7.7)
Advisory EBITDA	8.5	22.2
Premier EBITDA	1.0	7.7
INSPIRE EBITDA	(0.0)	2.7
RED EBITDA	0.4	2.9
Lismore EBITDA	3.4	2.4
Other EBITDA	0.1	0.7
Net Earnings	13.4	38.7

Implied Adjustments to Advisory Expenses		(6.6)
Implied Net Earnings		32.1

		Agreed Upon Company Sale Fee
12x Multiple (2)	161.0	385.3
20% Premium Owed at Termination (3)	193.2	462.3
Uninvested Amount (4)	31.1	17.7
TOTAL	224.3	480.0

* Advisory Revenues for TTM Q1 2025 can be found in Braemar's Form 10-K filed on March 12, 2025 and Form 10-Q filed on May 8, 2025 on the line item Advisory Services Fee on the Consolidated Statement of Operations.
(1) As reported in Braemar's first quarter 2021 Form 10-Q filed on May 7, 2021 for Net Earnings.
(2) Per the definition of Termination Fee in the Fifth Amended and Restated Advisory Agreement.
(3) Per the definition of Adjusted Termination Fee and section 12.5.b in the Fifth Amended and Restated Advisory Agreement.
(4) Per section 12.5(b) of the Fifth Amended and Restated Advisory Agreement.

Ashford received $17 million (the “Advance Payment”) of the agreed Company Sale Fee upon the execution of the Letter Agreement, which amount will be credited against the Company Sale Fee in the event the Company is sold prior to July 1, 2028. If the Company does not complete a change of control transaction by that time, the Advance Payment will be credited by Ashford against any amounts becoming due and payable by the Company to Ashford under the Advisory Agreement. In addition, any buyer of the Company will be required to assume the master project management agreement between the Company and Premier Project Management, LLC and the master hotel management agreement between the Company and Remington Lodging & Hospitality, LLC (together, the “Master Agreements”). However, the Special Committee of the Board and the Independent Directors have negotiated that such documents may be completely canceled by the buyer for an additional payment of $25 million to be paid to Ashford at the time of closing of any sale of the Company.

Rebeca “Becky” Odino-Johnson, Chairperson of the Special Committee, said, “We explored multiple alternatives for Braemar including a potential internalization of management. However, given the sustained disconnect between our share price and our iconic portfolio’s intrinsic real estate value, the Board believes pursuing a sale process is the right step at this time. The Board also believes that this is the best opportunity for shareholders to realize a premium to the existing share price.” She continued, “The termination fee payable to Ashford upon a sale of the Company has increased considerably over the last few years as a result of the growth of the portfolio and the additional services Ashford provides to the Company and its hotels. She concluded, “As this process moves forward, we will remain focused on executing our business plan and generating optimal returns from our assets to deliver maximum value to shareholders in the context of the anticipated transaction.”

Monty J. Bennett, Chairman of the Board of Braemar Hotels & Resorts said, “When we created Braemar back in 2013, our hope was that Braemar’s high-quality portfolio and strong property performance would result in an attractive valuation giving the Company an attractive cost of capital for growth. While Braemar has traded at a similar multiple to its publicly-traded lodging REIT peers, the reality is that the public markets have not been friendly to lodging REITs, including Braemar. This fact, along with the constant shareholder activism that Braemar has experienced, has led us to conclude that a sale of the Company is the best way to maximize value for shareholders. Hotel portfolios like the Braemar portfolio do not come to the market very often, and we believe the opportunity to acquire this iconic portfolio will attract significant buyer interest from around the world and result in an attractive valuation for shareholders.”

Beyond the value of its hotels, Braemar also owns excess land at its Ritz-Carlton Sarasota, Four Seasons Resort Scottsdale, and Ritz-Carlton Lake Tahoe properties. At the time of acquisition, this excess land was attributed a value of $9.7 million at The Ritz-Carlton Sarasota, which was acquired in 2018, $8.4 million at The Ritz-Carlton Lake Tahoe, which was acquired in 2019, and $17.8 million at the Four Seasons Resort Scottsdale, which was acquired in 2022. The Company also had $68 million of positive net working capital at June 30, 2025. In early August, the Company announced the closing of the sale of the Marriott Seattle Waterfront resulting in $50.8 million of net proceeds. The total indebtedness of the Company is currently approximately $1.172 billion, and the current liquidation value of its outstanding preferred stock is approximately $473 million. The Company’s share count currently stands at 73.6 million fully diluted shares outstanding, which is comprised of 68.2 million shares of common stock and 5.4 million OP units. The Braemar portfolio currently consists of the following hotels:

Braemar Hotels & Resorts Portfolio:

Hotel	Location	# of Rooms	TTM NOI**
Capital Hilton*	Washington, D.C.	559	15.0
The Ritz-Carlton Lake Tahoe	Truckee, CA	170	5.1
The Ritz-Carlton St. Thomas	St. Thomas, USVI	180	14.5
The Ritz-Carlton Sarasota	Sarasota, FL	276	18.4
The Ritz-Carlton Reserve Dorado Beach	Dorado, PR	96	17.2
Four Seasons Resort Scottsdale at Troon North	Scottsdale, AZ	210	21.3
The Notary Hotel	Philadelphia, PA	499	11.2
Pier House Resort & Spa	Key West, FL	142	12.6
Park Hyatt Beaver Creek Resort & Spa	Beaver Creek, CO	193	9.4
Bardessono Hotel & Spa	Yountville, CA	65	3.8
Hotel Yountville	Yountville, CA	80	2.9
Sofitel Chicago Magnificent Mile	Chicago, IL	415	4.6
TOTAL		2,885	135.8
The Clancy	San Francisco, CA	410	5.2
Cameo Beverly Hills (1)	Beverly Hills, CA	143	(2.2)

* Braemar has 75% ownership in this hotel.
** As of June 30, 2025; $ in millions
(1) The Gross Asset Value of the Cameo Beverly Hills is currently $86.2 million.

The Company recently entered into a non-binding Letter of Intent with a potential buyer for the sale of the 410-room Clancy hotel in San Francisco, California for a purchase price of $115 million. The sale price represents a 4.5% capitalization rate on net operating income for the trailing 12 months ended June 30, 2025. The transaction is expected to close in the fourth quarter, subject to customary conditions. The Company provides no assurances that the sale will be completed on these terms or at all.

There is no deadline or definitive timetable set for completion of the sale process and there can be no assurance that this process will result in a sale of the Company. Braemar does not expect to disclose or provide an update concerning developments related to this process unless and until the Board of Directors has approved a specific transaction or other course of action requiring disclosure, or the Company determines that a disclosure is required by law or otherwise deemed appropriate.

Braemar has engaged Baird as its financial advisor and White & Case LLP as its legal advisor in conjunction with Braemar’s review of its strategic alternatives.

* * * * *

Braemar Hotels & Resorts is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.

BRAEMAR HOTELS & RESORTS INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO HOTEL EBITDA AND NET OPERATING INCOME

(in thousands)

(unaudited)

	TTM Ended June 30, 2025
	Capital Hilton Washington D.C.	Sofitel Chicago Magnificent Mile	Bardessono Hotel and Spa	Pier House Resort & Spa	Hotel Yountville	Park Hyatt Beaver Creek Resort & Spa	The Notary Hotel	The Clancy	The Ritz-Carlton Sarasota	The Ritz-Carlton Lake Tahoe	The Ritz-Carlton St. Thomas	Cameo Beverly Hills	The Ritz-Carlton Reserve Dorado Beach	Four Seasons Scottsdale Resort
Net income (loss)	$(9,147)	$1,493	$797	$11,077	$1,057	$24	$7,803	$395	$14,330	$(6,719)	$9,029	$(5,574)	$7,207	$924
Non-property adjustments	131	—	—	—	—	(50)	—	—	—	—	2,086	—	866	—
Interest income	(183)	(2)	—	—	—	—	(109)	(270)	(107)	(403)	(315)	—	(29)	(224)
Interest expense	14,539	—	—	709	—	5,380	—	—	588	4,034	710	—	4,119	11,942
Amortization of loan cost	329	—	—	217	—	—	—	—	—	141	—	—	525	980
Depreciation and amortization	12,216	4,474	2,892	1,720	2,126	5,834	5,361	6,999	7,836	9,629	6,928	2,940	7,737	10,705
Income tax expense (benefit)	37	—	—	—	—	—	(25)	—	—	—	(444)	—	581	—
Non-hotel EBITDA ownership expense	318	100	885	123	240	46	72	13	156	1,081	10	918	43	9
Hotel EBITDA including amounts attributable to noncontrolling interest	18,240	6,065	4,574	13,846	3,423	11,234	13,102	7,137	22,803	7,763	18,004	(1,716)	21,049	24,336
Less: EBITDA adjustments attributable to consolidated noncontrolling interest	(4,561)	—	—	—	—	—	—	—	—	—	—	—	—	—
Equity in earnings (loss) of unconsolidated entities	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Company's portion of EBITDA of OpenKey	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Hotel EBITDA attributable to the Company and OP unitholders	$13,679	$6,065	$4,574	$13,846	$3,423	$11,234	$13,102	$7,137	$22,803	$7,763	$18,004	$(1,716)	$21,049	$24,336
Comparable hotel EBITDA	$18,240	$6,065	$4,574	$13,846	$3,423	$11,234	$13,102	$7,137	$22,803	$7,763	$18,004	$(1,716)	$21,049	$24,336
FFE Reserves	(3,273)	(1,497)	(816)	(1,211)	(562)	(1,846)	(1,922)	(1,916)	(4,390)	(2,673)	(3,523)	(512)	(3,864)	(3,013)
Net operating income	$14,967	$4,568	$3,758	$12,635	$2,861	$9,388	$11,180	$5,221	$18,413	$5,090	$14,481	$(2,228)	$17,185	$21,323